Exhibit 99.1
For Immediate Release

Date: February 11, 2016

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Fourth Quarter Results – Year Over Year Earnings Growth of 61%

BELMONT, MA, February 11, 2016 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $2.07 million, or $0.23 per diluted share, for the quarter ended December 31, 2015, compared to net income of $1.37 million, or $0.16 per diluted share, for the quarter ended December 31, 2014, or an increase  in net income of 51.2%. For the year ended December 31, 2015, the Company reported net income of $6.91 million, or $0.78 per diluted share, compared to net income of $4.29 million, or $0.49 per diluted share, for the year ended December 31, 2014, or an increase in net income of 61.1%.

Robert M. Mahoney, President and Chief Executive Officer, said, "Through strong organic growth and expense control, we have achieved 10 consecutive quarters of earnings improvement. Credit quality remains good."

Quarterly Net Income (in 000's)

$2,500
2,000
1,500
1,000
500
0
2013 Q2
2013 Q3
2013 Q4
2014 Q1
2014 Q2
2014 Q3
2014 Q4
2015 Q1
2015 Q2
2015 Q3
2015 Q4

Average Interest Earning Assets

in Billions
$1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
2011
2012
2013
2014
2015

Efficiency Ratio[1]

90%
85%
80%
75%
70%
65%
60%
2011
2012
2013
2014
2015

Non Performing Assets/Total Assets

0.80%
0.60%
0.40%
0.20%
0.00%
2011
2012
2013
2014
2015

[1] Non-interest expense divided by net interest income and non-interest income.

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended December 31, 2015 was $10.63 million as compared to $8.53 million for the quarter ended December 31, 2014, or a 24.6% increase. The provision for loan losses for the quarter ended December 31, 2015 was $886,000 as compared to $565,000 for the quarter ended December 31, 2014, or a 56.8% increase, primarily due to loan growth. This resulted in an increase of $1.78 million, or 22.3%, in net interest and dividend income after provision for loan losses for the quarter ended December 31, 2015 as compared to the quarter ended December 31, 2014. Net interest and dividend income before provision for loan losses for the year ended December 31, 2015 was $38.21 million as compared to $31.60 million for the year ended December 31, 2014, or a 20.9% increase. The provision for loan losses for the year ended December 31, 2015 was $2.32 million, as compared to $1.55 million for the year ended December 31, 2014, or a 49.3% increase, primarily due to loan growth. This resulted in an increase of $5.85 million, or 19.5%, in net interest and dividend income after provision for loan losses for the year ended December 31, 2015 as compared to the year ended December 31, 2014.

NONINTEREST INCOME

Noninterest income for the quarter ended December 31, 2015 was $768,000 as compared to $920,000 for the quarter ended December 31, 2014, or a decrease of 16.5%. This decrease was primarily driven by a decrease in net gains on sales of loans due to lower sales volume of both auto loans and 1-4 family residential real estate loans. Noninterest income for the year ended December 31, 2015 was $3.17 million as compared to $3.29 million for the year ended December 31, 2014, or a decrease of 3.9%. This decrease was primarily driven by lower loan servicing fee income due to decreases in the balance of auto loans that we service for others. Partially offsetting this was an in increase in income from bank owned life insurance due to $10 million of additional policies purchased in the third quarter of 2014 and $5 million purchased in the second quarter of 2015.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended December 31, 2015 was $7.17 million as compared to $6.66 million for the quarter ended December 31, 2014, or an increase of 7.8%. This increase was primarily driven by an increase in salaries and employee benefits costs. Our efficiency ratio improved to 62.9% during the quarter ended December 31, 2015 from 70.4% during the quarter ended December 31, 2014 as we continue to grow the balance sheet and manage costs. Noninterest expense for the year ended December 31, 2015 was $27.82 million as compared to $26.49 million for the year ended December 31, 2014, or an increase of 5.0%. This increase was primarily driven by an increase in salaries and employee benefits costs. Our efficiency ratio also improved to 67.3% during the year ended December 31, 2015, from 75.9% during the year ended December 31, 2014.

BALANCE SHEET

At December 31, 2015, total assets were $1.81 billion, an increase of $387.37 million or 27.2% from $1.43 billion at December 31, 2014. The Company experienced net loan growth of $355.56 million, or 30.1%, from December 31, 2014. Residential 1-4 family real estate loans, commercial real estate loans, construction loans, home equity lines of credit and commercial loans increased by $258.85 million, $54.21 million, $29.33 million, $28.41 million and $14.03 million, respectively. Partially offsetting these increases was a decrease in indirect auto loans of $28.0 million, driven by the suspension of new originations due to current market conditions. The asset growth was primarily funded by growth in deposits.

At December 31, 2015, deposits totaled $1.27 billion, an increase of $284.96 million or 28.9% from $984.56 million at December 31, 2014. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $252.74 million from December 31, 2014. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Our deposit growth throughout 2015 was an important, cost effective funding source for our strong asset growth.  We were very pleased with the fact that it came from building customer relationships in many business segments - most notably business banking, municipal banking and commercial real estate.”

Total stockholders’ equity increased by $9.19 million from $137.01 million as of December 31, 2014 to $146.20 million as of December 30, 2015. This increase is primarily the result of earnings of $6.91 million and a $2.22 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of December 31, 2015 was $11.24 million and 0.73%, respectively, as compared to $8.88 million and 0.75%, respectively, as of December 31, 2014.  For the year ended December 31, 2015, the Company recorded net recoveries of $42,000, as compared to net charge offs of $629,000 for the year ending December 31, 2014. Total non-performing assets were $3.64 million, or 0.20% of total assets, as of December 31, 2015, as compared to $2.82 million, or 0.20% of total assets as of December 31, 2014.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and due from banks	$1,871	$2,275
Interest-bearing deposits in other banks	49,390	49,492
Cash and cash equivalents	51,261	51,767
Interest-bearing time deposits with other banks	131	131
Investments in available-for-sale securities	21,876	22,079
Investments in held-to-maturity securities (fair value of $136,728 as of
December 31, 2015 and $119,447 as of December 31, 2014)	137,119	118,528
Federal Home Loan Bank stock, at cost	18,309	13,712
Loans held-for-sale	1,245	-
Loans, net of allowance for loan losses of $11,240 as of
December 31, 2015 and $8,881 as of December 31, 2014	1,534,957	1,179,399
Premises and equipment, net	2,657	3,066
Accrued interest receivable	3,781	2,977
Deferred tax asset, net	6,726	5,642
Income taxes receivable	-	321
Bank-owned life insurance	29,787	23,888
Other assets	5,067	4,040
Total assets	$1,812,916	$1,425,550

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$192,476	$179,205
Interest-bearing	1,077,043	805,357
Total deposits	1,269,519	984,562
Federal Home Loan Bank advances	374,000	285,100
Securities sold under agreements to repurchase	3,695	1,392
Other borrowed funds	1,020	1,067
Accrued interest payable	993	961
Deferred compensation liability	6,434	5,751
Income taxes payable	184	-
Other liabilities	10,868	9,707
Total liabilities	1,666,713	1,288,540
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,086,639 and 9,067,792
shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	91	91
Additional paid-in capital	89,648	87,428
Retained earnings	60,517	53,603
Accumulated other comprehensive loss	(116)	(22)
Unearned compensation - ESOP	(3,937)	(4,090)
Total stockholders' equity	146,203	137,010
Total liabilities and stockholders' equity	$1,812,916	$1,425,550

Asset Quality Data:
Total non-performing assets	$3,639	$2,818
Total non-performing loans	$3,631	$2,770
Non-performing loans to total loans	0.24%	0.23%
Non-performing assets to total assets	0.20%	0.20%
Allowance for loan losses to non-performing loans	309.56%	320.59%
Allowance for loan losses to total loans	0.73%	0.75%

Share Data:
Outstanding common shares	9,086,639	9,067,792
Book value per share	$16.09	$15.11

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$12,522	$9,764	$44,890	$35,293
Interest on taxable debt securities	821	773	3,064	3,131
Dividends	128	42	373	143
Other interest income	21	21	79	85
Total interest and dividend income	13,492	10,600	48,406	38,652
Interest expense:
Interest on deposits	2,083	1,678	7,768	5,809
Interest on Federal Home Loan Bank advances	770	382	2,394	1,209
Interest on securities sold under agreements to repurchase	1	1	4	3
Interest on other borrowed funds	7	7	28	30
Total interest expense	2,861	2,068	10,194	7,051
Net interest and dividend income	10,631	8,532	38,212	31,601
Provision for loan losses	886	565	2,317	1,552
Net interest and dividend income after provision
for loan losses	9,745	7,967	35,895	30,049
Noninterest income:
Customer service fees	226	210	894	874
Income from bank-owned life insurance	257	207	893	559
Net gain on sales of loans	16	158	395	486
Loan servicing fee income	151	190	614	826
Other income	118	155	369	549
Total noninterest income	768	920	3,165	3,294
Noninterest expense:
Salaries and employee benefits	4,532	4,119	17,610	16,581
Director compensation	269	326	912	1,032
Occupancy expense	255	256	1,074	1,060
Equipment expense	111	150	533	605
Deposit insurance	283	195	969	749
Data processing	792	705	3,108	2,933
Professional fees	205	182	749	765
Marketing	217	232	926	975
Other expense	510	492	1,943	1,790
Total noninterest expense	7,174	6,657	27,824	26,490
Income before income tax expense	3,339	2,230	11,236	6,853
Income tax expense	1,270	862	4,322	2,562
Net income	$2,069	$1,368	$6,914	$4,291
Earnings per share
Basic	$0.24	$0.16	$0.80	$0.50
Diluted	$0.23	$0.16	$0.78	$0.49

Return on average assets	0.47%	0.40%	0.44%	0.35%
Return on average equity	5.64%	3.98%	4.87%	3.20%
Interest rate spread	2.33%	2.40%	2.33%	2.47%
Net interest margin	2.46%	2.56%	2.48%	2.64%
Efficiency ratio	62.94%	70.43%	67.25%	75.91%